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                                                                    EXHIBIT 99.1


Report of Independent Certified Public Accountants on Schedule II

To the Stockholders of I-Sector Corporation

In connection with our audit of the consolidated financial statements of I-Sector Corporation and subsidiaries referred to in our report dated February 6, 2004, which is included in the Company's 2003 From 10-K, we have also audited
Schedule II for the year ended December 31, 2003. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/Grant Thornton LLP
Houston, Texas
February 6, 2004